PROSPECTUS SUPPLEMENT                                         Filed Pursuant to
(To Prospectus dated November 8, 1996)                           Rule 424(b)(2)
                                                      Registration No: 33-51449


                                 $300,000,000

                     BellSouth Capital Funding Corporation

              THIRTY YEAR 6.04% DEBENTURES, DUE NOVEMBER 15, 2026

                     Issued under a Support Agreement with
                             BellSouth Corporation

                               ----------------

                    Interest payable May 15 and November 15

                               ----------------

 The Debentures will  not be  redeemable prior to  maturity at  the option  of
  BellSouth Capital Funding Corporation (the "Company"). The Debentures  will be redeemable at the option of the  holders thereof on November 15,  2001 and November 15, 2006  at 100% of their  principal amount plus  accrued interest. See  "Description  of  the  Debentures--  Redemption."  The
      Debentures will be  represented by  one or  more global  securities registered in  the name  of  a nominee  of The  Depository  Trust
        Company,   as   depositary   (the   "Depositary").   Beneficial
         interests in the Debentures will  be shown on, and  transfers thereof will be effected  only through, records  maintained
           by  the  Depositary  and  its  participants.  Except   as
            described herein,  Debentures in  definitive form  will
             not be  issued.  The  Debentures will  trade  in  the
              Depositary's Same-Day Funds Settlement System.  All
               payments of  principal  and  interest  on  global
                securities will  be  made  by  the  Company  in
                 immediately     available     funds.      See
                  "Description of the  Debentures--Book-Entry
                   System."

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS  SUPPLEMENT  OR  THE
       PROSPECTUS.  ANY REPRESENTATION  TO THE CONTRARY  IS A  CRIMINAL
         OFFENSE.

                               ----------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                               ----------------


                                                     UNDERWRITING
                                                    DISCOUNTS AND   PROCEEDS TO
                                 PRICE TO PUBLIC(1) COMMISSIONS(2) COMPANY(1)(3)
                                 ------------------ -------------- -------------
Per Debenture..................       100.00%            .60%         99.40%
Total..........................     $300,000,000      $1,800,000   $298,200,000

--------
(1) Plus accrued interest, if any, from November 14, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deduction of expenses payable by the Company estimated at $200,000.

                               ----------------

  The Debentures are offered by the Underwriters named below, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about November 14, 1996 through the book-entry facilities of the Depositary against payment therefor in immediately available funds.

                               ----------------

MORGAN STANLEY & CO.
             Incorporated

      GOLDMAN, SACHS & CO.
                     LEHMAN BROTHERS

                                      MERRILL LYNCH & CO.
                                                           SALOMON BROTHERS INC


November 8, 1996

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBENTURES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            PROCEEDS OF THE OFFERING

  The proceeds from the sale of the Debentures offered hereby (the "Debentures") are expected to be as follows:

       Gross Proceeds............................................. $300,000,000
       Less--Underwriting Discounts and Commissions...............    1,800,000
          Expenses................................................      200,000
                                                                   ------------
          Net Proceeds............................................ $298,000,000
                                                                   ============

  The Company intends to apply the net proceeds toward the permanent refinancing of a like principal amount of commercial paper.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

  The Debentures will be issued under an Indenture dated as of August 1, 1992 (the "Indenture") among the Company, BellSouth Corporation ("BellSouth") and The Bank of New York, as successor to Wachovia Bank of Georgia, N.A. (the "Trustee"). Provisions of the Indenture are more fully described under "Description of Securities" in the attached Prospectus to which reference is hereby made.

  The Debentures will mature on November 15, 2026. Interest on the Debentures will accrue from November 14, 1996 and will be payable semiannually on each May 15 and November 15, beginning May 15, 1997, to the persons in whose names the Debentures are registered at the close of business on the May 1 or November 1 prior to the payment date at the annual rate set forth on the cover page of this Prospectus Supplement.

  The principal of, and interest on, the Debentures are to be payable at the office or agency of the Company in New York, New York (the "Paying Agent").

REDEMPTION

  The Debentures will not be redeemable at the option of the Company prior to maturity.

  The Debentures will be redeemable on November 15, 2001 and November 15, 2006 (each a "Redemption Date"), at the option of the holders thereof, at 100% of their principal amount, together with interest payable to the date of redemption. Less than the entire principal amount of any Debenture may be redeemed on either Redemption Date, provided the principal amount which is to be redeemed is equal to $1,000 or an integral multiple of $1,000.

  The Depositary or its nominee, as registered holder of the Debentures, will be entitled to tender the Debentures on a Redemption Date for repayment. During the period from and including the September 15 to and including the October 15 next preceding a Redemption Date, the Depositary will receive instructions from its participants (acting on behalf of owners of beneficial interests in the Debentures) to tender the Debentures for repayment under the Depositary's procedures. Such tenders for repayment will be made by the Depositary, provided that the Depositary receives instructions from tendering participants by Noon on the applicable October 15. The Depositary will notify the Paying Agent by the close of business on such October 15 as to the aggregate principal amount of the Debentures, if any, for which the Depositary shall have received instructions to tender for repayment. OWNERS OF BENEFICIAL INTERESTS IN DEBENTURES WHO WISH TO EFFECTUATE THE TENDER AND REPAYMENT OF SUCH DEBENTURES MUST INSTRUCT THEIR RESPECTIVE DEPOSITARY PARTICIPANT OR PARTICIPANTS A REASONABLE PERIOD OF TIME IN ADVANCE OF THE APPLICABLE OCTOBER 15.

  If at any time the use of a book-entry only system through the Depositary (or any successor securities depositary) is discontinued with respect to the Debentures, tenders for repayment of any Debenture on a Redemption Date shall be made according to the following procedures. The Company must receive at the principal office of the Paying Agent, during the period from and including the September 15 to and including the October 15 next preceding a Redemption Date:
(i) the Debenture with the form entitled "Option to Elect Repayment" on the reverse of the Debenture duly completed; or (ii)(x) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or a trust company in the United States of America, setting forth the name of the registered holder of the Debenture, the principal amount of the Debenture, the amount of the Debenture to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Debenture to be repaid, with the form entitled "Option to Elect Repayment" on the reverse of the Debenture duly completed, will be received by the Company not later than five business days after the date of such telegram, telex, facsimile transmission or letter; and (y) such Debenture and form duly completed are received by the Company by such fifth business day. Any such notice received by the Company during the period from and including such September 15 to and including such October 15 shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and the acceptance of any Debenture for repayment will be determined by the Company, whose determination will be final and binding.

  For all purposes of this section, if such October 15 is not a business day, it shall be deemed to refer to the next succeeding business day.

BOOK-ENTRY SYSTEM

  The Debentures will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under circumstances described below, the Debentures will not be issuable in definitive form.

  Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

  So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Debentures represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Principal and interest payments on Debentures registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interest.

  The Company expects that the Depositary for the Debentures or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depositary is at any time unwilling or unable to continue as depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debentures in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Debentures represented by the Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Debentures represented by the Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

  Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on Global Securities will be made by the Company in immediately available funds.

                                  UNDERWRITING

  Under the terms of and subject to the conditions contained in an Underwriting Agreement dated November 8, 1996, the Underwriters named below have severally agreed to purchase from the Company, and the Company has agreed to sell to them, the respective principal amount of the Debentures set forth below:

                                                                    PRINCIPAL
          UNDERWRITER                                                 AMOUNT
          -----------                                               ---------
       Morgan Stanley & Co. Incorporated.......................... $ 60,000,000
       Goldman, Sachs & Co........................................   60,000,000
       Lehman Brothers Inc. ......................................   60,000,000
       Merrill Lynch, Pierce, Fenner & Smith
        Incorporated..............................................   60,000,000
       Salomon Brothers Inc.......................................   60,000,000
                                                                   ------------
          Total................................................... $300,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to take and pay for all of the Debentures if any are taken.

  The Underwriters propose to offer the Debentures in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at such price less a concession of .40% of their principal amount. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .20% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Underwriters.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

PROSPECTUS

                                $1,027,265,000

                     BELLSOUTH CAPITAL FUNDING CORPORATION

                                DEBT SECURITIES

                       ISSUED UNDER A SUPPORT AGREEMENT
                                     WITH

                             BELLSOUTH CORPORATION

  BellSouth Capital Funding Corporation (the "Company") may offer its debt securities (the "Securities"), in one or more series, at such initial public offering prices as will result in aggregate net proceeds to the Company of up to U.S. $1,027,265,000 on terms to be determined at the time the Securities are offered for sale. When a particular series of the Securities is offered, a prospectus supplement ("Prospectus Supplement"), together with this Prospectus, will be delivered setting forth the terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, currency (including composite currencies such as the ECU), denominations, maturity, rate of any interest (or manner of calculation thereof) and time of payment thereof, whether the Securities are issuable in registered form or bearer form or both, any redemption provisions, the initial public offering price, the names of any underwriters, dealers or agents, any compensation to such underwriters, dealers or agents and any other specific terms in connection with the offering and sale of such series.

  All of the Securities will have the benefit of a Support Agreement dated as of October 15, 1987, as amended as of August 1, 1992 (the "Support Agreement"), between the Company and BellSouth Corporation ("BellSouth"), the parent company and sole shareholder of the Company. In the Support Agreement, BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest owed on the Securities; however, no holder of the Securities will have recourse to or against the stock or assets of BellSouth Telecommunications, Inc. (the "Telephone Company") or any interest of BellSouth or the Company in the Telephone Company.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY  OF THIS PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY
       IS A CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is November 8, 1996

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BELLSOUTH OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR BELLSOUTH SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  BellSouth is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by BellSouth can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: Room 1102, 13th Floor, 7 World Trade Center, New York, NY 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661-2511. Such material can also be inspected at the New York, Boston, Midwest, Pacific and Philadelphia Stock Exchanges. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of the above documents which have been electronically filed through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Securities and Exchange Commission's website (http://www.sec.gov).

  The Company is not subject to the informational filing requirements of the SEC, and no documents have been or will be filed by the Company under the Exchange Act.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents have been filed by BellSouth with the SEC (File No. 1-8607) and are incorporated herein by reference:

  (1) BellSouth's Annual Report on Form 10-K for the year ended December 31,
1995.

  (2) BellSouth's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996.

  (3) BellSouth's Current Reports on Form 8-K for January 22, April 18, July 17 and October 17, 1996.

  All documents filed by BellSouth pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of any series of Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS) MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM THE OFFICE OF THE COMPTROLLER OF BELLSOUTH, 1155 PEACHTREE STREET, N.E., 15G03, ATLANTA, GEORGIA 30309-3610 (TELEPHONE NUMBER 404-249-2945).

                     BELLSOUTH CAPITAL FUNDING CORPORATION

  The Company was incorporated in 1987 under the laws of the State of Georgia and has its principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000). The Company is a wholly-owned subsidiary of BellSouth.

  The Company's purpose is engaging in financing activities that will provide funds for use by BellSouth in connection with its own diversification and in support of the activities of the subsidiaries of BellSouth ("Diversified Subsidiaries") other than the Telephone Company but including such subsidiaries of the Telephone Company whose operations are not subject to regulation by tariff. The Company will raise funds through the offering and sale of debt securities (the "Securities") in the United States, European and other overseas markets and lend the proceeds to BellSouth or the Diversified Subsidiaries. The Company will not engage in any separate business operations.

  On October 14, 1987, the SEC issued an order exempting the Company from the provisions of the Investment Company Act of 1940 (the "1940 Act"), provided that the Company complies with the provisions of Rule 3a-5 under such Act and that the Securities remain entitled to the benefits of the Support Agreement. See "Support Agreement" and "Use of Proceeds."

                               SUPPORT AGREEMENT

  Pursuant to the Support Agreement, BellSouth has agreed to cause the Company to maintain a positive tangible net worth as determined in accordance with generally accepted accounting principles. The Support Agreement also provides that BellSouth shall own, directly or indirectly, all the outstanding voting capital stock of the Company throughout the term of the Support Agreement.

  If the Company is unable to pay when due the principal, interest or premium, if any, owed on any of the Securities, BellSouth shall provide funds to the Company to assure that the Company will be able to pay when due such principal, interest or premium, if any. The Support Agreement provides that in the event of any default by BellSouth in meeting its obligations under such Support Agreement or in the event of default by the Company in the timely payment of principal, interest or premium, if any, owed on any Securities, holders of Securities or a trustee acting on their behalf shall be entitled to proceed directly against BellSouth, except that no holder of Securities or trustee acting on their behalf will have recourse to or against the stock or assets of the Telephone Company or any interest of BellSouth or the Company in the Telephone Company. Dividends declared and paid to BellSouth by the Telephone Company, which in 1995 aggregated approximately $1.6 billion, are not subject to this limitation. BellSouth's non-Telephone Company net book assets, which would also be available to holders of Securities under the Support Agreement, aggregated approximately $4.6 billion at June 30, 1996.

  Neither BellSouth nor the Company will be able to amend or terminate the Support Agreement so as to adversely affect the rights of holders of Securities without the written consent of all the holders of the then outstanding Securities maturing in more than one year. The holders of Securities maturing in less than one year shall have the benefit of the Support Agreement without giving effect to any such amendment or termination until the Securities held by them have been retired.

                             BELLSOUTH CORPORATION

  BellSouth was incorporated in 1983 under the laws of the State of Georgia and has its principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

  The Telephone Company serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. The primary businesses conducted by the Diversified Subsidiaries are wireless and international communications services and advertising and publishing products.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Securities will be used to provide funds for the Diversified Subsidiaries and in connection with the diversification activities of BellSouth.

  The Company will remit to BellSouth or the Diversified Subsidiaries the cash or cash equivalents raised by the Company as soon as practicable after receipt thereof, but in no event later than six months after the Company receives such cash or cash equivalents. In the interim, the Company will invest any funds held by it only in securities permitted by Rule 3a-5(a)(6) of the SEC under the 1940 Act.

                           DESCRIPTION OF SECURITIES

  The following description sets forth certain general terms and provisions of the Securities of any series to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series.

  The Securities are to be issued under an Indenture dated as of August 1, 1992 among the Company, BellSouth and The Bank of New York, as successor to Wachovia Bank of Georgia, N.A. (the "Trustee").
  The following summaries of certain provisions of the Securities, the Indenture and the Support Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Support Agreement, including the definitions therein of certain terms. Particular sections of the Indenture which are relevant to the discussion are cited parenthetically. Capitalized terms used in this Prospectus which are defined in the Indenture shall have the same meaning herein as in the Indenture. The term "principal" when used herein includes, when appropriate, the premium, if any, on any series of Securities.

GENERAL

  The Indenture does not limit the amount of Securities which may be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to, a resolution of the Company's Board of Directors, by a Company Order signed by two Officers of the Company or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series or issue of Securities being offered hereby: (i) the title of the Securities of the series; (ii) if denominated in other than United States dollars, the currency of payment of the principal of and interest on the Securities of the series; (iii) any limit upon the aggregate principal amount of the Securities of the series; (iv) the date or dates on which the principal of the Securities of the series will mature; (v) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;
(vi) the place or places where the principal of and interest on the Securities of the series will be payable; (vii) any redemption or sinking fund provisions; (viii) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (ix) whether the Securities of the series will be issuable in registered (and if so, whether such securities will be issuable as registered global Securities) or bearer form or both, any restrictions applicable to the offer, sale or delivery of Securities in bearer form ("Unregistered Securities") and whether, and the terms upon which, Unregistered Securities will be exchangeable for Securities in registered form ("Registered Securities") and vice versa; (x) if and under what circumstances the Company will pay additional amounts on the Securities of the series held by a person who is not a United States person in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay such additional amounts; (xi) any index used to determine the amount of payments of principal of and interest on the Securities of the series; (xii) any depositary (a "Depositary") with respect to the

Securities of such series; and (xiii) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Securities of such series. (Sections 2.01 and 2.02.)

  Unless otherwise indicated in the Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 and integral multiples thereof, and Unregistered Securities will not be offered, sold or delivered in the United States or to United States persons in connection with their original issuance. Any special federal income tax considerations applicable to Unregistered Securities will be described in the Prospectus Supplement relating thereto.

  To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on Unregistered Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States. (Section 2.05(c).) The Company will maintain a paying agent outside the United States to which the Unregistered Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.)

  Registration of transfer of Registered Securities may be requested upon surrender thereof at any agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. Unregistered Securities and the coupons related thereto will be transferable by delivery. (Section 2.08.) To the extent not described herein, principal and interest will be payable, and the transfer of Registered Securities of a particular series will be registrable, in the manner described in the Prospectus Supplement relating to such series.

  Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Original Issue Discount Securities. "Original Issue Discount Security" means any Security which provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof or upon the occurrence and continuation of an event of default. (Section 1.01.)

REGISTERED GLOBAL SECURITIES

  The Registered Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a Depositary or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Registered Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any portion of a series of Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. BellSouth anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Registered Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or persons that hold interests through participants (with respect to interests of persons other than participants) in accordance with the procedures of the Depositary.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Principal and interest payments on Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, BellSouth, the Trustee or any paying agent for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Securities represented by a Registered Global Security, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

  If the Depositary for any Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company or BellSouth within 90 days, the Company will issue such Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Securities.

EXCHANGE OF SECURITIES

  Registered Securities may be exchanged for an equal aggregate principal amount of Registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent.

  To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and unregistered form, Unregistered Securities may be exchanged for an equal aggregate principal amount of Registered or Unregistered Securities (containing identical terms and provisions) of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, it is expected that the terms of a series of Securities will not permit Registered Securities to be exchanged for Unregistered Securities.

LIEN ON ASSETS

  If at any time the Company mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Securities, and any other obligations of the Company which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, or to the making of any deposit or pledge to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it. (Section 4.02.)

  Neither the Indenture nor the Support Agreement restricts BellSouth from pledging or otherwise encumbering any of its assets.

SUCCESSOR ENTITIES

  Neither the Company nor BellSouth may consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a United States corporation and, in the case of the Company, assumes all the obligations of the Company under the Securities and any coupons related thereto and the Indenture and, in the case of BellSouth, assumes all the obligations of BellSouth under the Indenture and the Support Agreement. Thereafter, except in the case of a lease, all such obligations of the Company or BellSouth, as the case may be, shall terminate. (Sections 5.01 and 5.02.)

  BellSouth or a subsidiary thereof may assume the payment of the principal of and interest on all Securities and any coupons and the performance of every covenant of the Indenture on the part of the Company. Upon such assumption, BellSouth or such subsidiary shall have the same rights and obligations as the Company under the Indenture, and the Company shall be released from its liability thereunder. (Section 5.03.)

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of interest on any Security of such series for 90 days; (ii) default in the payment of the principal of any Security of such series; (iii) failure by the Company or BellSouth for 90 days after notice to it to comply with any of its other agreements with respect to the Securities of such series set forth in the Indenture in any supplemental indenture under which the Securities of that series may have been issued (other than covenants relating only to other series) or in the Support Agreement; and (iv) certain events of bankruptcy or insolvency of the Company. A payment default with respect to one series is not a default with regard to any other series of Securities issued pursuant to the Indenture. (Section 6.01.) If an Event of Default occurs with respect to the Securities of any series, and is continuing, the Trustee or the Holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the principal (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Securities of that series to be due and payable. Securities of all other series will be unaffected. Upon such declaration, such principal (or, in the case of Original Issue Discount Securities, such specified amount) and interest will become due and payable immediately. (Section 6.02.)

  Securityholders may not enforce the Indenture, the Securities or the Support Agreement, except as provided in the Indenture and the Support Agreement. (Section 6.06.) The Trustee may require indemnity satisfactory to it before it enforces the Indenture, the Securities or the Support Agreement. (Section 7.01(e).) Subject to certain limitations, holders of a majority in principal amount of the Securities of each series affected may direct the Trustee in its exercise of any trust power with respect to Securities of that series. (Section 6.05.) The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

AMENDMENT AND WAIVER

  Subject to certain exceptions, the Indenture and the Securities may be amended or supplemented by the Company, BellSouth and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Securities of each series affected by the amendment or supplement, and compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of outstanding Securities of each series affected by such waiver. However, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate of or change the time for payment of interest on any Security; (iii) reduce the principal of, or change the fixed maturity of, any Security; (iv) waive a default in the payment of the principal of or interest on any Security; (v) make any security payable in money other than that stated in the Security;
(vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Securities; or (vii) amend or terminate the Support Agreement to the detriment of the Securityholders. (Section 9.02.)

  The Indenture may be amended or supplemented without the consent of any Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Securities of any series; (ii) to secure the Securities under the circumstances set forth under "Liens on Assets" set forth above;
(iii) to provide for the assumption of all the obligations of the Company or BellSouth, as the case may be, under the Securities and any coupons related thereto and the Indenture in connection with a merger, consolidation or transfer or lease of the Company's or BellSouth's property and assets substantially as an entirety as provided for in the Indenture; (iv) to provide for the assumption by BellSouth or a subsidiary thereof of all obligations of the Company under the Securities and any coupons related thereto and the Indenture; (v) to provide for the issuance of, and establish the form, terms and conditions of, a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of securities; (vi) to provide for uncertificated Securities in addition to or in place of certificated Securities; (vii) to add to rights of Securityholders or surrender any right or power conferred on the Company; or
(viii) to make any change that does not adversely affect the rights of any Securityholder. (Section 9.01.)

CONCERNING THE TRUSTEE

  BellSouth and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee and certain of its affiliates.

                             PLAN OF DISTRIBUTION

GENERAL

  The Company may sell the Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through dealers, (iv) through underwriters or (v) through a combination of any such methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices or (iv) at negotiated prices.

  Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  If an underwriter or underwriters are utilized in the sale, the Company and BellSouth will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriter will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which the Prospectus is delivered to the public.

  Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company and BellSouth, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                LEGAL OPINIONS

  Walter H. Alford, Executive Vice President and General Counsel of BellSouth, is passing upon the legality of the Securities for the Company. Mr. Alford may be deemed to beneficially own 34,953 shares of BellSouth Common Stock, including interests through various BellSouth employee benefit plans.

  On behalf of dealers, underwriters or agents, Davis Polk & Wardwell is passing upon certain legal matters in connection with the offering of the Securities.

                                    EXPERTS

  The financial statements of BellSouth included in its Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P., independent accountants, to the extent and for the periods indicated in their report relating to such financial statements, which is also incorporated by reference herein, and have been so included in reliance upon the report of Coopers & Lybrand L.L.P., given upon their authority as experts in auditing and accounting.

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